Exhibit 99.1

Pristine Ohio Holdings, LLC and Subsidiaries

Consolidated Financial Statements

For the Period July 9, 2015 (Inception) through September 30, 2015

And

Independent Auditor’s Report

Independent Auditor’s Report

To the Member

of Pristine Ohio Holdings, LLC and Subsidiaries

We have audited the accompanying consolidated financial statements of Pristine Ohio Holdings, LLC and Subsidiaries, which comprise the consolidated balance sheet as of September 30, 2015, and the related consolidated statement of member’s equity for the period July 9, 2015 (inception) through September 30, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pristine Ohio Holdings, LLC and Subsidiaries as of September 30, 2015, and the changes in member’s equity for the initial period then ended in accordance with accounting principles generally accepted in the United States of America.

December 10, 2015

/s/ Bradley Associates

Pristine Ohio Holdings, LLC and Subsidiaries

Consolidated Balance Sheet

September 30, 2015
Assets
Cash	$2,800
Related party receivables	200

Total assets	$3,000

Member’s Equity	$3,000

The accompanying notes are an integral part

of these consolidated financial statements.

Pristine Ohio Holdings, LLC and Subsidiaries

Consolidated Statement of Member’s Equity

For the Period July 9, 2015 (Inception) through September 30, 2015

Balance at beginning of period	$—
Contributions from member	3,000

Balance at end of period	$3,000

The accompanying notes are an integral part

of these consolidated financial statements.

Pristine Ohio Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

1.	Nature of Business

Pristine Ohio Holdings, LLC and Subsidiaries (together known as the Company) was formed on July 9, 2015 (inception), for the purpose of providing long-term care services to elderly individuals.

The Company is wholly owned by Pristine Senior Living, LLC (the member) and consists of sixteen limited liability companies. The rights and obligations of the member of each individual company are governed by separate operating agreements. These operating agreements provide that no member or manager shall be held liable to the Company other than for gross negligence, willful misconduct, or a knowing violation of law.

2.	Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Pristine Ohio Holdings, LLC and its wholly-owned subsidiaries. All material intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

Cash is comprised of all cash accounts held in banks which are not subject to withdrawal restrictions or penalties.

Related Party Receivables

Related party receivables reflect member contributions due to the Company and are recorded at the amount management expects to settle from the outstanding balances.

Statements of Income and Cash Flows

Statements of income and cash flows have not been presented as there has been no activity since formation.

Pristine Ohio Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

2.	Significant Accounting Policies (Continued)

Federal and State Taxes

The Company consists entirely of single member limited liability companies. Under provisions of the Internal Revenue Code, limited liability companies treated as partnerships are not subject to income taxes, and any income or loss realized is taxed to the individual members. As of September 30, 2015, the Company has not filed any tax returns.

3.	Subsequent Events

On October 1, 2015, the Company formally commenced the operations of fifteen long-term care facilities located in Ohio. These operations are managed by Pristine Senior Management, LLC, a related party through common ownership.

In conjunction with the start of operations, the Company entered into a master lease agreement, on a triple-net basis, with an unrelated third party for fourteen of the skilled nursing facilities. For the remaining facility, located in Fremont, Ohio, the Company assumed an unrelated lease agreement from the previous owner.

On October 1, 2015, the Company entered into a revolving credit agreement with a bank for working capital purposes. Under the agreement, the lender makes revolving loans to the Company up to 85% of the amount of the Company’s eligible accounts receivable multiplied by the net collective value advance rate, less reserves against eligible accounts, but not to exceed $20 million. The loan bears interest at a rate of 300 basis points in excess of the one-month LIBOR rate, with a minimum rate set at 3.50%. In accordance with the terms of the agreement, all receipts of the Company are deposited into a lockbox or into accounts that sweep into the lender’s lockbox for credit against the outstanding balance on the loan. The Company draws on the revolving loan on a weekly basis. As of December 10, 2015, the Company has made draws totaling $11.5 million, and the balance of the loan is $9.7 million.

Subsequent events have been evaluated through December 10, 2015, which is the date the financial statements were available to be issued.